                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13D


               Under the Securities Exchange Act of 1934
                          (Amendment No. 20)

                           IMRE CORPORATION
                           (Name of Issuer)

                     Common Stock $0.02 Par Value
                    (Title of Class of Securities)

                               449695303
                            (CUSIP Number)

                     Allen & Company Incorporated
      711 Fifth Avenue, New York, New York 10022, (212) 832-8000
       (Name, Address and Telephone Number of Person Authorized
                to Receive Notices and Communications)

                           September 19, 1995
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Page 1 of 38 Pages

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 2 of 38 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN HOLDING INC.
   13-3311050
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
    Excluding 5,686,143 shares (including 68,300 Units and a total of 992,290 Common Stock Purchase Warrants, owned by Allen & Company Incorporated, a wholly-owned subsidiary. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    HC
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 3 of 38 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN & COMPANY INCORPORATED
   13-6176976
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7   SOLE VOTING POWER
    5,686,143 Shares (includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
--------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    5,686,143 Shares (includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    5,686,143 Shares (includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   30.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    BC,CO
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 4 of 38 Pages
---------------------                                  ------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Herbert Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,160
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,160
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,160
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 5 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Herbert A. Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   432,692
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   432,692
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    432,692
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 6 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Irwin Kramer
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 7 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Allen Kramer
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 8 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Bruce Allen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   649,245
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   649,245
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    649,245
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 3.7%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 9 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Susan K. Allen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   463,452
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   463,452
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    463,452
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.7%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 10 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Richard M. Crooks, Jr.
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   432,401 Shares (includes 10,000 Units and 20,000 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and One
   Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   432,401 Shares (includes 10,000 Units and 20,000 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and One
   Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,131,897 (includes 692,829 shares of the Issuer's Common Stock (the "Shares") and the 6,667 Common Stock Purchase Warrants to purchase
    6,667 shares of the Issuer's Common Stock (the "Warrants") owned of record by Allen & Company Incorporated ("ACI") which may be deemed to be indirectly owned by Mr. Crooks. Pursuant to an arrangement with ACI, Mr. Crooks may be deemed to have a pecuniary interest in a portion of certain securities, including the Issuer's Common Stock owned by ACI. Consequently, the Shares and the Warrants represent, approximately, the portion of ACI's holdings of the Issuer's Common
    Stock from which Mr. Crooks may realize profits. The Warrants and the Shares assume the conversion of 6,667 Units. Each unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 11 of 38 Pages
---------------------                                  -------------------


---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 12 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    James W. Quinn
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 13 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eugene Protash
    ###-##-####
---------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3   SEC USE ONLY

---------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    Not Applicable
---------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]

---------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7   SOLE VOTING POWER
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
---------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 14 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Steven J. Greenfield
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   900
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   900
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    900
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 15 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert J. Kurz
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 16 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Walter T. O'Hara, Jr.
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 17 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Clarke Keough

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 18 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    James Maiden

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   5,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   5,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 19 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Brian Murphy
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 20 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terence McCarthy

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 21 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Catherine Greenfield

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,400
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,400
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,400
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 22 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Gaetano J. Casillo
    ###-##-####

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 23 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Dennis Warfield

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 24 of 38 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Mary Cullen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   44,500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   44,500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    44,500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.25%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 25 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert Cosgriff
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 26 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Harold M. Wit
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 27 of 38 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Allen Kramer Trust

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   45,637
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   45,637
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    45,637
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.26%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    OO - TRUST
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                             Page 28 of 38 Pages

                             AMENDMENT NO. 20
                                    TO
                               SCHEDULE 13D


          The Reporting Persons hereby amend their Schedule 13D relating to the Common Stock, $0.02 per share of the IMRE Corporation (the "Issuer") as set forth herein.



Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on October 10, 1995, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below (based upon the Issuer's Quarterly Report on Form 10-Q dated June 30, 1995 which reported the number of shares of Common Stock outstanding to be 17,414,457).

=================================================================
Name                                   Shares          Percentage
-----------------------------------------------------------------
Allen Holding Inc.                           0 (1)          0.0%
Allen & Company Incorporated         5,686,143 (2)         30.5%
Herbert Allen                           10,160              *
Herbert A. Allen                       432,692              2.5%
Irwin H. Kramer                         11,268              *
Terry Allen Kramer                      11,268              *
Bruce Allen                            649,245              3.7%
Susan K. Allen                         463,452              2.7%
Richard M. Crooks, Jr.               1,131,897 (3)          6.5%
James W. Quinn                             500              *
Eugene Protash                             900 (4)          *
Steven J. Greenfield                       900              *
Robert J. Kurz                          21,500 (5)          0.1%
Walter T. O'Hara, Jr.                   20,500 (6)          0.1%
Clarke Keough                           10,000              *
James Maiden                             5,000              *
Brian Murphy                            15,000 (7)          0.1%
Terence McCarthy                             0              *
Catherine Greenfield                     1,400              *
Gaetano J. Casillo                       1,500              *
Dennis Warfield                          1,000              *
Mary Cullen                             44,500              0.25%
Robert Cosgriff                              0              *
Harold M. Wit                           10,000              *
Terry Allen Kramer Trust                45,637              0.26%

_______________

*    Less than 0.1%
(1)  Excludes shares owned indirectly through Allen & Company Incorporated
     ("ACI").

                                             Page 29 of 38 Pages


(2)  Including 68,300 Units and a total of 992,290 Common Stock Purchase
     Warrants (each Unit consists of three shares of Common Stock and one
     Common Stock Purchase Warrant). Does not include a short position of 243,477 shares of common stock held in ACI's market maker account.

(3) Including 10,000 Units and 20,000 Common Stock Options (each Unit consists of three shares of Common Stock and on Common Stock Purchase
     Warrant).

(4)  Including 100 Units (each Unit consisting of three shares of Common
     Stock and one Common Stock Purchase Warrant.)

(5)  Including 6,000 Warrants.

(6)  Including 10,500 Warrants.

(7)  Including 5,000 Warrants.

                                             Page 30 of 38 Pages


Item 7.   Material to be Filed as Exhibits.

     Exhibit A:  Officers and Directors of Allen Holding Inc.
     Exhibit B:  Officers and Directors of Allen & Company Incorporated
     Exhibit C:  Market-Maker Transactions (to be filed in hard copy)

                                             Page 31 of 38 Pages


     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated:  October 18, 1995

ALLEN HOLDING INC.              ALLEN & COMPANY INCORPORATED


By:                             By:
   -------------------------        ------------------------
   Name:  Gaetano J. Casillo    Name:  Gaetano J. Casillo
   Title:  Vice President       Title:  Vice President


---------------------------     ---------------------------
Herbert Allen                   Susan Kathleen Wilson



---------------------------     ---------------------------
Herbert A. Allen                Richard M. Crooks, Jr.



---------------------------     ---------------------------
Irwin Kramer                    James W. Quinn



---------------------------     ---------------------------
Terry Allen Kramer              Steven J. Greenfield



---------------------------     ---------------------------
Bruce Allen                     Walter T. O'Hara, Jr.



---------------------------     ---------------------------
Eugene Protash                  Gaetano J. Casillo



---------------------------     ---------------------------
Robert J. Kurz                  Mary Cullen



---------------------------     ---------------------------
Dennis Warfield                 Robert Cosgriff

TERRY ALLEN KRAMER TRUST
                                ---------------------------
                                Harold M. Wit
By:
   ------------------------
   Name:
   Title:

                                             Page 31 of 38 Pages

     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated:  October 18, 1995

ALLEN HOLDING INC.              ALLEN & COMPANY INCORPORATED


By:/s/Gaetano J. Casillo        By:/s/Gaetano J. Casillo
   ---------------------------     -------------------------
   Name:  Gaetano J. Casillo    Name:  Gaetano J. Casillo
   Title:  Vice President       Title:  Vice President

   /s/Herbert Allen               /s/Susan Kathleen Wilson
   ---------------------------    --------------------------
   Herbert Allen                     Susan Kathleen Wilson


   /s/Herbert A. Allen             /s/Richard M. Crooks, Jr.
   ----------------------------    --------------------------
      Herbert A. Allen                Richard M. Crooks, Jr.


   /s/Irwin Kramer                /s/James W. Quinn
   ----------------------------   ---------------------------
      Irwin Kramer                   James W. Quinn


   /s/Terry Allen Kramer          /s/Steven J. Greenfield
   ----------------------------   ----------------------------
      Terry Allen Kramer             Steven J. Greenfield


   /s/Bruce Allen                 /s/Walter T. O'Hara, Jr.
   ----------------------------   -----------------------------
      Bruce Allen                    Walter T. O'Hara, Jr.


   /s/Eugene Protash              /s/Gaetano J. Casillo
   ----------------------------   -----------------------------
      Eugene Protash                 Gaetano J. Casillo


   /s/Robert J. Kurz              /s/Mary Cullen
   ----------------------------   -----------------------------
      Robert J. Kurz                 Mary Cullen


   /s/Dennis Warfield             /s/Robert Cosgriff
   ----------------------------   -----------------------------
      Dennis Warfield                Robert Cosgriff


TERRY ALLEN KRAMER TRUST
                                /s/Harold M. Wit
                                ------------------------
                                   Harold M. Wit
By:------------------------
   Name:
   Title:

                                          Page 32 of 38 Pages

                            EXHIBIT A

      OFFICERS AND DIRECTORS OF ALLEN HOLDING INC. ("AHI")


=================================================================

                                             Principal Occupation
                             Business        (i.e., Position
Name**                       Address          with AHI)

----------------------------------------------------------------
Herbert A. Allen               *             President, Managing
                                             Director, Director,
                                             Chief Executive
                                             Officer
Herbert A. Allen III           *             Vice President,
                                             Director-Elect
Grace Allen                    *             Director
Eran Ashany                    *             Vice President,
                                             Director
Samuel Baker                   *             Vice President,
                                             Director-Elect
Soledad Bastiancich            *             Vide President
Jonathan Bean                  *             Vice President-Elect
Robert Beers                   *             Vice President-Elect
Edmund M. Bleich               *             Vice President
Denise Calvo                   *             Vice President,
                                             Director
Dominick Cantalupo             *             Vice President
Marvyn Carton                  *             Director
Gaetano J. Casillo             *             Chief Operations
                                             Officer, Vice
                                             President
Robert H. Cosgriff             *             Chief Administrative
                                             Officer, Executive
                                             Vice President,
                                             Managing Director,
                                             Director
Richard M. Crooks, Jr.         *             Director
Thalia V. Crooks (Greece)      *             Vice President,
                                             Director
Mary Cullen                    *             Vice President,
                                             Secretary, Director
Foster Devereux                *             Vice President,
                                             Director
Howard Felson                  *             Vice President-Elect

                                             Page 33 0f 38

                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with AHI)

----------------------------------------------------------------

Richard Fields                 *             Executive Vice
                                             President,
                                             Director-Elect,
                                             Managing Director

                                             Principal Occupaton
Paul A. Gould                *               Executive Vice
                                             President, Managing
                                             Director, Director
Steven J. Greenfield         *               Chief Compliance
                                             Officer,
                                             Vice President,
                                             Treasurer
John Hall                    *               Vice President,
                                             Director-Elect
Daniel P. Harley             *               Vice President-Elect
William Harley               *               Vice President,
                                             Director-Elect
John H. Josephson            *               Vice President,
                                             Director
Donald R. Keough             *               Chairman of the
                                             Board, Director
Clark R. Keough              *               Vice President,
                                             Director-Elect
Dara Khosrowshahi            *               Vice President,
                                             Director-Elect
Kaveh Khosrowshahi           *               Vice President,
                                             Director-Elect
Neal Kopp                    *               Vice President
Irwin H. Kramer              *               Executive Vice
                                             President, Managing
                                             Director, Director
Terry Allen Kramer           *               Director
Robert J. Kurz               *               Vice President
P. Don Lattimer              *               Executive Vice
                                             President, Managing
                                             Director, Director
William F. Leimkuhler        *               Vice President-
                                             Elect, Counsel
Jeffrey Logan                *               Vice President
Dan W. Lufkin                *               Director
Ellen Lynch                  *               Vice President-Elect
Laurence Lyons               *               Senior Vice
                                             President



                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with AHI)

----------------------------------------------------------------

Robert Mackie                  *             Executive Vice
                                             President, Managing
                                             Director,
                                             DirectorJames Maiden
                               *             Vice President
Raymond J. Martin              *             Vice President,
                                             Director-Elect
Terence A. McCarthy            *             Vice President
Robert Miller                  *             Vice President,
                                             Director-Elect
Kim Morgan                     *             Vice President,
                                             Director-Elect
Brian Murphy                   *             Vice President,
                                             Director
Louis J. Mustacchio            *             Vice President-Elect
Walter T. O'Hara, Jr.          *             Executive Vice
                                             President, Managing
                                             Director, Director
Glenn A. Okun                  *             Vice President,
                                             Director
Nancy Peretsman                *             Executive Vice
                                             President, Managing
                                             Director, Director
Patrick Perry                  *             Vice President,
                                             Director-Elect
Pam M. Plager                  *             Vice President,
                                             Director-Elect
Eugene Protash                 *             Vice President-Elect
James W. Quinn                 *             Chief Financial
                                             Officer, Vice
                                             President, Assistant
                                             Secretary, Director
Philip Scaturro                *             Executive Vice
                                             President, Managing
                                             Director, Director
John A. Schneider              *             Executive Vice
                                             President, Managing
                                             Director, Director
Enrique F. Senior
(Cuba)                         *             Executive Vice
                                             President, Managing
                                             Director, Director
Stanley S. Shuman              *             Executive Vice
                                             President, Managing
                                             Director, Director

                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with AHI)

----------------------------------------------------------------

John M. Simon                  *             Executive Vice
                                             President, Managing
                                             Director, Director
Daniel Selmonosky              *             Vice President,
                                             Director-Elect
Lauren Tyler                   *             Vice President,
                                             Director-Elect
Dennis Warfield                *             Vice President-Elect
Edward D. Weinberger           *             Vice President,
                                             Director

                                EXHIBIT B

OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED ("ACI")

                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with ACI)

-----------------------------------------------------------------------

Herbert A. Allen               *             President, Managing
                                             Director, Director, Chief
                                             Executive Officer
Herbert A. Allen III           *             Vice President, Director-
                                             Elect
Grace Allen                    *             Director
Eran Ashany                    *             Vice President, Director
Samuel Baker                   *             Vice President, Director-
                                             Elect
Soledad Bastiancich            *             Vice President
Jonathan Bean                  *             Vice President-Elect
Robert Beers                   *             Vice President-Elect
Edmund M. Bleich               *             Vice President
Denise Calvo                   *             Vice President, Director
Dominick Cantalupo             *             Vice President
Marvyn Carton                  *             Director
Gaetano J. Casillo             *             Chief Operations Officer,
                                             Vice President
Robert H. Cosgriff             *             Chief Administrative
                                             Officer,
Executive Vice President, Managing Director, Director
Richard M. Crooks, Jr.         *             Director
Thalia V. Crooks (Greece)      *             Vice President, Director
Mary Cullen                    *             Vice President, Secretary,
                                             Director

Foster Devereux                *             Vice President, Director
Howard Felson                  *             Vice President-Elect
Richard Fields                 *             Executive Vice President,
                                             Director-Elect, Managing
                                             Director
Paul A. Gould                  *             Executive Vice President,
                                             Managing Director, Director
Steven J. Greenfield           *             Chief Compliance Officer,
                                             Vice President, Treasurer
John Hall                      *             Vice President, Director-
                                             Elect
Daniel P. Harley               *             Vice President-Elect
William Harley                 *             Vice President, Director-
                                             Elect
John H. Josephson              *             Vice President, Director

                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with ACI)

-----------------------------------------------------------------------

Donald R. Keough               *             Chairman of the Board,
                                             Director
Clark R. Keough                *             Vice President, Director-
                                             Elect
Dara Khosrowshahi              *             Vice President, Director-
                                             Elect
Kaveh Khosrowshahi             *             Vice President, Director-
                                             Elect
Neal Kopp                      *             Vice President
Irwin H. Kramer                *             Executive Vice President,
                                             Managing Director, Director
Terry Allen Kramer             *             Director
Robert J. Kurz                 *             Vice President
P. Don Lattimer                *             Executive Vice President,
                                             Managing Director, Director
William F. Leimkuhler          *             Vice President-Elect,
                                             Counsel
Jeffrey Logan                  *             Vice President
Dan W. Lufkin                  *             Director
Ellen Lynch                    *             Vice President-Elect
Laurence Lyons                 *             Senior Vice President
Robert Mackie                  *             Executive Vice President,
                                             Managing Director, Director
James Maiden                   *             Vice President
Raymond J. Martin              *             Vice President, Director-
                                             Elect
Terence A. McCarthy            *             Vice President
Robert Miller                  *             Vice President, Director-
                                             Elect
Kim Morgan                     *             Vice President, Director-
                                             Elect
Brian Murphy                   *             Vice President, Director
Louis J. Mustacchio            *             Vice President-Elect
Walter T. O'Hara, Jr.          *             Executive Vice President,
                                             Managing Director, Director
Glenn A. Okun                  *             Vice President, Director
Nancy Peretsman                *             Executive Vice President,
                                             Managing Director, Director
Patrick Perry                  *             Vice President, Director-
                                             Elect
Pam M. Plager                  *             Vice President, Director-
                                             Elect
Eugene Protash                 *             Vice President-Elect
James W. Quinn                 *             Chief Financial Officer,
                                             Vice President, Assistant
                                             Secretary, Director

                                             Principal Occupation
                             Business        ( i.e., Position
Name**                       Address          with ACI)

-----------------------------------------------------------------------

Philip Scaturro                *             Executive Vice President,
                                             Managing Director, Director
John A. Schneider              *             Executive Vice President,
                                             Managing Director, Director
Enrique F. Senior
(Cuba)                         *             Executive Vice President,
                                             Managing Director, Director
Stanley S. Shuman              *             Executive Vice President,
                                             Managing Director, Director
John M. Simon                  *             Executive Vice President,
                                             Managing Director, Director
Daniel Selmonosky              *             Vice President, Director-
                                             Elect
Lauren Tyler                   *             Vice President, Director-
                                             Elect
Dennis Warfield                *             Vice President-Elect
Edward D. Weinberger           *             Vice President, Director
Harold M. Wit                  *             Executive Vice President,
                                             Managing Director, Director


